Exhibit (a)(1)(vi)

Instructions for Withdrawal

of

Previously Tendered Preferred Shares

of

Eaton Vance California Municipal Bond Fund II

Eaton Vance Massachusetts Municipal Bond Fund

Eaton Vance Michigan Municipal Bond Fund

Eaton Vance Municipal Bond Fund II

Eaton Vance New Jersey Municipal Bond Fund

Eaton Vance New York Municipal Bond Fund II

Eaton Vance Ohio Municipal Bond Fund

and

Eaton Vance Pennsylvania Municipal Bond Fund

(each, a “Fund”)

If you tendered to Eaton Vance California Municipal Bond Fund II, Eaton Vance Massachusetts Municipal Bond Fund, Eaton Vance Michigan Municipal Bond Fund, Eaton Vance Municipal Bond Fund II, Eaton Vance New Jersey Municipal Bond Fund, Eaton Vance New York Municipal Bond Fund II, Eaton Vance Ohio Municipal Bond Fund and Eaton Vance Pennsylvania Municipal Bond Fund, each a Massachusetts business trust, in connection with the offer by each Fund to purchase for cash up to 100% of its outstanding preferred shares of beneficial interest, par value $0.01 per share and liquidation preference of $25,000 per share, designated Auction Preferred Shares, Series A (with respect to each Fund) and Series B (with respect to Eaton Vance Municipal Bond Fund II) (the “Preferred Shares”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 22, 2015 and each Fund’s related Letter of Transmittal (which, with respect to a Fund, constitutes the “Offer” and, collectively, the “Offers”), and you wish to withdraw all or any of your Preferred Shares, please fill out the attached Notice of Withdrawal.  If your Preferred Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), you must contact that Nominee Holder to withdraw your tendered Preferred Shares.

1.

Withdrawal.

If you have tendered your Preferred Shares pursuant to an Offer, you may withdraw your Preferred Shares previously tendered by completing, executing and sending the attached “Notice of Withdrawal” to any one of the addresses set forth on the first page of the Notice of Withdrawal.  If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you must contact that Nominee Holder to withdraw your tendered Preferred Shares.

2.

Delivery of Notice of Withdrawal.

American Stock Transfer & Trust Company LLC (the “Depositary”) must receive the Notice of Withdrawal prior to 5:00 p.m., Eastern Standard time, on December 2, 2015 (the “Expiration Date”), which is the current expiration date of each Offer.  The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Preferred Shares.  Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.  If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Shares.  You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Shares.

3.

Procedures and Signature Guarantee.  The Notice of Withdrawal must specify the name of the Fund, name of the person who tendered the Preferred Shares to be withdrawn, the number of Preferred Shares to be withdrawn and the name of the registered holder of Preferred Shares, if different from that of the person who tendered such Preferred Shares.  If the Preferred Shares to be withdrawn has been delivered to the Depositary, a signed notice of withdrawal or an Agent’s Message (as defined in the Offer to Purchase) with (except in the case of Preferred Shares tendered by an Eligible Institution (as defined below)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Preferred Shares.  In addition, such notice must specify the name and number of the account at The Depository Trust Company (the “Book-Entry Transfer Facility”) to be credited with the withdrawn Preferred Shares.  An “Eligible Institution” is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP).  If this Notice of Withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to a Fund of their authority to so act.

NOTICE OF WITHDRAWAL

of Preferred Shares

of

Eaton Vance California Municipal Bond Fund II

Eaton Vance Massachusetts Municipal Bond Fund

Eaton Vance Michigan Municipal Bond Fund

Eaton Vance Municipal Bond Fund II

Eaton Vance New Jersey Municipal Bond Fund

Eaton Vance New York Municipal Bond Fund II

Eaton Vance Ohio Municipal Bond Fund

and

Eaton Vance Pennsylvania Municipal Bond Fund

(each, a “Fund”)

Previously Tendered

Pursuant to the Offer to Purchase Dated October 22, 2015

THE WITHDRAWAL DEADLINE IS 5:00 P.M., EASTERN STANDARD TIME, ON

WEDNESDAY, DECEMBER 2, 2015, UNLESS THE OFFER IS EXTENDED

This Notice of Withdrawal is Submitted to:

American Stock Transfer & Trust Company LLC

By First Class Mail, By Overnight Courier, By Hand:

6201 15th Avenue

Brooklyn, NY 11219

If you have any questions regarding this Notice of Withdrawal, please contact AST Fund Solutions LLC, the Information Agent for each Offer, toll free at (866) 207-2356

DESCRIPTION OF PREFERRED SHARES WITHDRAWN
Enter the Name of your Fund:
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank)	Preferred Shares Withdrawn*
1 ☐ All 2 ☐ Partial:
* Unless otherwise indicated, it will be assumed that all Preferred Shares are being withdrawn.

This Notice of Withdrawal is to be completed if you tendered preferred shares of a Fund in connection with the offer by each of Eaton Vance California Municipal Bond Fund II, Eaton Vance Massachusetts Municipal Bond Fund, Eaton Vance Michigan Municipal Bond Fund, Eaton Vance Municipal Bond Fund II, Eaton Vance New Jersey Municipal Bond Fund, Eaton Vance New York Municipal Bond Fund II, Eaton Vance Ohio Municipal Bond Fund  and Eaton Vance Pennsylvania Municipal Bond Fund , each a Massachusetts business trust, to purchase for cash up to 100% of its outstanding preferred shares of beneficial interest, par value $0.01 per share and liquidation preference of $25,000, designated Auction Preferred Shares, Series A (with respect to each Fund) and Series B (with respect to Eaton Vance Municipal Bond Fund II) (the “Preferred Shares”).

☐

CHECK HERE IF YOUR PREFERRED SHARES WERE TENDERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE DEPOSITARY AND COMPLETE THE FOLLOWING.  PLEASE ENCLOSE A PHOTOCOPY OF SUCH NOTICE OF GUARANTEED DELIVERY.

Name(s) of Registered Holder(s):

Window Ticket No. (if any):

Date of Execution of Notice of Guaranteed Delivery:

Name of Institution which Guaranteed Delivery:

Signatures are required on the next page.

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.

PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS

NOTICE OF WITHDRAWAL CAREFULLY.

Name of Fund:

Signature(s) of Owner(s):

Date:

, 2015

Printed Names:

Capacity and Location Signed:

Address:

Guarantee of Signature(s)

(Required if Preferred Shares have been delivered to the Depositary)

[For use by financial institutions only.  Place medallion guarantee in space below.]